Exhibit 10.7
BASIN ELECTRIC POWER COOPERATIVE
EXECUTIVE DEFERRED COMPENSATION PLAN
Basin Electric Power Cooperative, a North Dakota rural electric cooperative corporation, hereby amends and restates the Basin Electric Power Cooperative Executive Deferred Compensation Plan, effective January 1, 2026. It will continue for the purpose of providing deferred compensation solely for a select group of management and highly compensated employees of Basin Electric Power Cooperative.
ARTICLE I
DEFINITIONS
Section 1.1    When used in this Plan document, the following terms have the meanings indicated unless a different meaning is plainly required by the context.
"401(k) Compensation" means the Participant’s "Compensation" as that term is defined in the Company 401(k) Plan.
"Account" means one of the deferred compensation accounts which Basin Electric establishes and maintains on its books for each Participant. Generally, an Account will be established for each Participant for amounts attributable to deferrals made by and on behalf of the Participant for all calendar years. However, if a Participant has an opportunity to elect and elects pursuant to this Plan a different manner of distribution than the Participant’s previous election for deferrals in calendar years after 2015, then a separate Account will be established for that Participant for amounts attributable to those deferrals.
"Active Participant" means a member of a select group of management and highly-compensated employees of Basin Electric who is eligible or is designated as eligible to participate in this Plan by the CEO pursuant to Section 2.1 and has made the election referred to in Section 2.2, and who has not ceased to be eligible under Section 2.3.
"Applicable Matching Contribution Rate and Limit" means the rate and maximum limit at which a Participant’s elective deferrals are matched by Basin Electric under the Company 401(k) Plan, disregarding any exclusion for Excess 401(a)(17) Compensation. For illustrative purposes:
(A) The Applicable Matching Contribution Rate and Limit for a “Qualified Employee for Enhanced Matching Contributions” under the Company 401(k) Plan, is 3% of their 401(k) Compensation for each whole percentage of their elective deferrals under the Company 401(k) Plan, up to a maximum of 15% of their 401(k) Compensation.
(B) The Applicable Matching Contribution Rate and Limit for a “Participant who becomes an Employee of a Participating Employer or Related Employer prior to January 1, 2006” under the Company 401(k) Plan, is 100% of their elective deferrals under the Company 401(k) Plan, up to a maximum of 5% of their 401(k) Compensation.

(C) The Applicable Matching Contribution Rate and Limit for a “Participant who becomes an Employee of a Participating Employer or Related Employer on or after January 1, 2006” under the Company 401(k) Plan, is 100% of their elective deferrals under the Company 401(k) Plan, up to a maximum of 6% of their 401(k) Compensation.
"Basin Electric" means Basin Electric Power Cooperative, a North Dakota rural electric cooperative corporation.
"Beneficiary" means the person or persons who are to receive the benefits provided under this Plan in the event of a Participant's death because of a selection made by the Participant on a Beneficiary Designation Form or because of other applicable provisions of this Plan.
"Beneficiary Designation Form" means a form provided by Basin Electric Human Resources on which a Participant may designate a Beneficiary for purposes of this Plan.
"CEO" means Basin Electric's Chief Executive Officer.
"Change in Control Event" means a change in ownership of a corporation, a change in effective control of a corporation or a change in ownership of a substantial portion of a corporation's assets as defined in regulations under Section 409A of the Code.
"Change in Control Event with respect to the Participant" means a Change in Control Event that is considered to relate to a Participant because it relates to (a) the corporation for whom the Participant is performing services at the time of the event, (b) the corporation that is liable for the payment to the Participant under this Plan (or all such corporations if there are more than one), subject to any limits described in regulations under Section 409A of the Code or (c) a corporation that is a majority shareholder of a corporation identified in (a) or (b), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (a) or (b). For purposes of this definition, a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation. Further, attribution of stock ownership is determined as provided in regulations under Section 409A of the Code.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company 401(k) Plan” means the Basin Electric Power Cooperative 401(k) Plan.
"Company Contribution" means a discretionary credit by Basin Electric to a Participant’s Account in accordance with the provisions of Section 3.2(c). Company Contributions are credited at the sole discretion of Basin Electric and the fact that a Company Contribution is credited in one year shall not obligate Basin Electric to continue to make such Company Contribution in subsequent years.
"Deferral Election Form" means the election form executed in connection with this Plan by a Participant which provides for deferral of 401(k) Compensation in accordance with the terms of this Plan and which is hereby incorporated into this Plan by this reference.

"Disability" means with respect to a Participant that the Participant (a) has a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which renders a Participant unable to engage in any substantial gainful activity or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Basin Electric. The existence or nonexistence of such Disability shall be established by the certificate of a medical doctor selected by or satisfactory to Basin Electric.
"Distribution Election Form" means the election form executed in connection with this Plan by a Participant which provides for distribution of the amount credited to the Participant's Account in accordance with the terms of this Plan and which is hereby incorporated into this Plan by this reference.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Excess 401(a)(17) Compensation" means any 401(k) Compensation earned by a Participant that exceeds the annual dollar limit set by Code Section 401(a)(17).
"Participant" means a current or former Active Participant to whose Account amounts have been credited pursuant to Article 3 and who continues to have a balance in an Account.
"Plan" means the Basin Electric Power Cooperative Executive Deferred Compensation Plan, as of its original effective date, including any amendments thereto, which is maintained by Basin Electric Power Cooperative for the purpose of providing deferred compensation for a select group of management and highly-compensated employees.
"Plan Year" means the calendar year.
"Related Employer" means each entity that is treated as part of a single employer with Basin Electric under Section 414 of the Code.
"Separation from Service" means that a Participant has incurred a separation from service with Basin Electric and each Related Employer, other than on account of death, as provided in Section 1.409A-1(h) of the Treasury Regulations.
"Unforeseeable Emergency" means a severe financial hardship to a Participant resulting from illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary or a dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant's property due to casualty, other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, or any other items included in the definition of unforeseeable emergency in regulations under Section 409A of the Code. Basin Electric will determine, in its sole discretion, whether such a severe financial hardship has taken place and may require that the

Participant provide sufficient evidence to support such a determination. Basin Electric's determination regarding the timing and amount of such a distribution shall be final.
Section 1.2    Basin Electric agrees to perform its obligations in accordance with this Plan and the Deferral Election Forms and Distribution Election Forms.
Section 1.3    The singular form of any word shall include the plural and the masculine gender shall include the feminine wherever necessary for the proper interpretation of this Plan.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
Section 2.1    Eligibility to participate in this Plan is limited to a select group of management and highly compensated employees of Basin Electric, including the CEO and all Senior Vice Presidents of Basin Electric and any other employee of Basin Electric designated by the CEO.
Section 2.2    An eligible individual will become an Active Participant upon the execution of a Deferral Election Form.
Section 2.3    The CEO will identify individuals who no longer will be Active Participants for a subsequent year prior to that year. An individual will also cease to be an Active Participant when the individual incurs a Separation from Service.
ARTICLE III
DEFERRED COMPENSATION AND INTEREST
Section 3.1    Basin Electric shall establish and maintain an Account for each Participant, or the designated Beneficiary of such a Participant upon the death of the Participant, and shall credit such Account with amounts credited to the Participant’s Account pursuant to (a) Section 3.2 of this Plan and (b) Section 3.4 of this Plan. However, in the case of a Participant who is permitted under Section 4.3 of this Plan to elect a different manner of distribution for deferrals in calendar years after 2015 and makes such election, a separate Account will be established for that Participant for amounts attributable to those deferrals.
Section 3.2    The following credits shall be made to the Participant's Account:
(a)    As a condition to Basin Electric's obligation to credit an Active Participant's Account with an amount described in Section 3.1, the Active Participant must elect to reduce the Active Participant's 401(k) Compensation for a calendar year by completing the Deferral Election Form provided by Basin Electric Human Resources. The Active Participant's election for any calendar year shall be made before the beginning of that calendar year and shall remain in effect for subsequent calendar years unless revoked or revised by the Active Participant for those calendar years by the completion of a subsequent Deferral Election Form (or other written instrument acceptable to Basin Electric Human Resources), which must be delivered to Basin

Electric Human Resources prior to the beginning of the period for which such revocation or revision is to be effective; except, however, that in the first year in which a Participant becomes an Active Participant, such Active Participant may make an election to defer 401(k) Compensation for services to be performed subsequent to the election within 30 days after the date the individual becomes an Active Participant (the plan aggregation rules of the final 409A regulations shall apply to determine whether this option is permitted to apply to such Active Participant). All credits to a Participant's Account that are attributable to a Participant's deferral of his or her 401(k) Compensation are 100% vested at all times.
(b)    If (i) a Participant has made the maximum salary reduction (401(k)) contributions permissible for that Participant under the Company 401(k) Plan for a Plan Year, (ii) has Excess 401(a)(17) Compensation, and (iii) has elected to defer a portion of the Participant’s 401(k) Compensation for the calendar year under Section 3.2(a) for that Plan Year, then Basin Electric shall credit an additional amount to that Participant's Account for that Plan Year. Such additional employer contribution amount under this Plan shall be calculated applying the same formula as the Participant’s Applicable Matching Contribution Rate and Limit, but without applying the limit under Code Section 401(a)(17) to the Participant's 401(k) Compensation.
(c)    Basin Electric may, from time to time, in its sole and absolute discretion, credit Company Contributions to any Participant’s Account in any amount determined by Basin Electric. Company Contributions may be made in the form of a matching contribution, a nonelective contribution or both and may be made in accordance with any formula selected by Basin Electric, which formula may be different from year to year. Company Contributions may be subject to any vesting schedule determined by Basin Electric at the time of the credit as communicated to the Participant. Basin Electric may, in its sole discretion, fully vest a Participant’s unvested Company Contributions on a Change in Control Event with respect to the Participant, a Participant’s death, a Participant’s Disability, or any other event or circumstance determined appropriate by Basin Electric.
Section 3.3    Any individual who ceases to satisfy the eligibility requirements in Section 2.1 or Section 2.3 shall not be eligible to make any elections for the calendar year following the calendar year in which the individual ceases to satisfy such eligibility requirements and for each subsequent calendar year until the individual again satisfies such eligibility requirements, at which time such individual shall again become entitled to make an election under this Article III so long as any new election is filed in advance of the calendar year to which it applies pursuant to the requirements of this Article III.
Section 3.4    The amounts credited to the Account of each Participant shall be invested in a trust (a rabbi trust) maintained by Basin Electric. The Participant's Account shall be adjusted for earnings or losses in accordance with the investment of those amounts under the terms of that trust. Basin Electric may account for those earnings and losses under the trust or may have that accounting done by a recordkeeper selected by Basin Electric. Basin Electric shall direct the investment of those amounts, but may allow each Participant to request that investment of those amounts be made pursuant to elections or modified elections made by the Participant. Basin Electric may direct the trustee of that trust to invest those amounts consistent with those requests and elections or direct the recordkeeper to communicate those requests and elections to the trustee so that investment of those amounts are made consistent with all such requests and elections made by the Participant, subject to any contrary direction made by Basin Electric. Notwithstanding the preceding provisions of this Section 3.4, if a correction is made under IRS Notice 2008-113 (or subsequent IRS guidance) and that guidance requires adjusting the earnings that are to be credited to a Participant’s Account under this section, then such adjustment (reduction of the Participant’s Account) shall be made (losses shall be taken into account but the amount of the adjustment shall not be negative). If there is an adjustment of a Participant’s Account and any portion of the amount of the adjustment is part of the trust referred to in the preceding provisions of this Section 3.4, then that portion shall be used to reduce other contributions that would otherwise have been made to that trust by Basin Electric.
ARTICLE IV
DISTRIBUTIONS
Section 4.1    Distributions under this Plan shall commence in accordance with Section 4.2 hereof and shall be made in accordance with the terms and conditions of this Article IV and the elections contained in the Distribution Election Forms. Distributions shall be made in the form of cash.
Section 4.2    The amount credited to the Account maintained for a Participant shall be distributed upon the first to occur of the following events: (i) the attainment of a distribution date selected by the Participant in the election form; (ii) the Participant's Separation from Service (iii) the Participant's Disability; or (iv) the death of the Participant (or the Participant's Beneficiary in the event of the Participant's prior death). Such distribution shall be made in accordance with the option designated by the Participant on a Distribution Election Form provided by Basin Electric Human Resources and in accordance with the remainder of this article.
Section 4.3    To be effective, a Participant’s Distribution Election Form must be completed when required by the regulations under Section 409A of the Code, which generally must be at the time the Participant’s initial deferral election is made and submitted. However, a Distribution Election Form made in 2008 will also be effective. Generally, an effective election will apply to all of the Participant’s Accounts. However, an individual who is an Active Participant in 2015 or later may, as permitted by Basin Electric, elect before the end of the calendar year immediately preceding the calendar year for which the election is to be effective, a different manner of distribution for deferrals made on that Participant’s behalf in calendar years after 2015. Further, a new Distribution Election Form may be completed and will be effective as provided in Section 4.7. Basin Electric retains the sole discretion to limit the frequency during which new deferral distribution elections may be made (e.g., Basin Electric may allow new deferral distribution elections to be made only once every 5 years).
Section 4.4    The distribution form options with respect to the Account of a Participant generally will include substantially equal annual installment options of one to ten years. The distribution form will also generally include an option for the distribution to be made in a single lump sum. Distribution in the event of an Unforeseeable Emergency may only be made in a lump sum.
Section 4.5    The Participant may make different elections on the Distribution Election Form (as permitted on that form) with respect to the form of distribution for any of the events for which a specific distribution form is not specified in this Plan.
Section 4.6    Installment payments for an Account of a Participant shall be treated as a single payment for purposes of distribution elections, as described in regulations under Section 409A of the Code.
Section 4.7    A Participant’s distribution form options may be changed by filing a new election form provided by Basin Electric Human Resources for that purpose. Any election to make such a change that is made fewer than twelve months before an event will be void and of no effect with respect to that event. The change will apply to a portion specified by the Participant of the benefits payable to the Participant under an Account of the Participant and payment with respect to that portion will commence 5 years after the first day of the calendar year next following the event to which the election applies (this 5 year delay requirement will not apply if distribution is made to the Participant on account of the Participant’s Disability or death or if distribution is permitted to be made to the Participant because of an Unforeseeable Emergency described later in this Article). In addition, any changes to a distribution form option must conform to applicable regulations under Section 409A of the Code.
Section 4.8    Basin Electric will pay the Participant's Account balance according to the distribution schedule properly elected for the Account pursuant to the election made by the Participant on the Distribution Election Form. Distribution in the case of the Participant's Separation from Service shall begin or be made during the first month of the calendar year next following the year in which the Participant's Separation from Service occurs. Distribution in the case of the Participant's death shall begin or be made during the month next following the Participant's death. Distribution in the case of the Participant's Disability shall begin or be made during the month next following the date that the Participant has been determined by Basin Electric to have incurred a Disability.
Section 4.9    A Participant may request and Basin Electric may determine to make a payment to a Participant from the Participant's Account in the event that the Participant incurs an Unforeseeable Emergency. Payment will be made as of the date the Participant is determined by Basin Electric to have the Unforeseeable Emergency. The amount of the payment will be limited as provided in Section 1.409A-3(i)(3) of Treasury Regulations.
Section 4.10    A payment will be treated as made upon the designated payment date if payment is made as provided in Section I.409A-3(d) of Treasury Regulations. If no distribution election has been made or no election is in effect, Basin Electric shall pay the accrued amount in one lump sum payment.

Section 4.11    Options to Accelerate Distribution.
(a)    Notwithstanding the foregoing, Basin Electric may, at its option (specified in writing), cause distribution to a Participant during a calendar year of the balance of the Participant's Account if the total amount credited to such Participant's Account at the time of the distribution is not greater than the limit for such calendar year on salary reduction (401(k)) contributions that may be made to a plan under Section 402(g)(1)(B) of the Code ($24,500 in 2026).
(b)    Pursuant to an affirmative vote of Basin Electric's board of directors, Basin Electric may elect to make lump sum distributions of the value of each Account held in the names of Participants if Basin Electric (by board vote) elects to terminate this Plan and make those distributions within the 30 days preceding or the twelve (12) months after a Change in Control Event that is a Change in Control Event with respect to the Participant for each Participant. However, distribution will only be made if permitted by Section 1.409A-3(j)(4)(ix) of Treasury Regulations.
(c)    Pursuant to an affirmative vote of Basin Electric's board of directors, Basin Electric may elect to make lump sum distributions of the value of each Account held in the names of Participants if it elects to terminate this Plan for reasons other than described in Section 4.11(b) and make those distributions subsequent to 12 months after and within 24 months of that termination provided that distribution will only be made if permitted by Section 1.409A-3(j)(4)(ix)(C) of Treasury Regulations:
(d)    The CEO shall permit a lump sum distribution of a portion or all of a Participant's Account to be made to an individual other than a Participant pursuant to a domestic relations order (as defined in Section 414(p)(1)(B) of the Code). The amount shall not exceed the balance of the Participant's Account as of the date of distribution. The CEO may also permit an election to be made by that individual pursuant to that order regarding the date of distribution.
(e)    The CEO may, in his or her sole discretion, permit a lump-sum distribution from a Participant's Account of an amount equal to Federal Insurance Contributions Act (FICA) taxes payable on compensation deferred under this Plan, any federal income tax attributable to such a distribution, any state, local or foreign taxes due to participation in this Plan, an amount required to be included in the Participant's income as a result of a failure to comply with the requirements of Section 409A of the Code, or any other amount permitted by Section 1.409A-3(j)(4) of Treasury Regulations (in addition to the amounts described in the preceding provisions of this section). Basin Electric shall have no liability for any tax obligation a Participant may incur in connection with amounts deferred under this Plan.
Section 4.12    A Participant may designate a Beneficiary or revoke any Beneficiary designation by submitting a properly executed Beneficiary Designation Form, which will be provided upon request by Basin Electric Human Resources. Beneficiary designations are effective upon receipt by Basin Electric Human Resources. A Participant may change

Beneficiaries without the consent of any prior Beneficiaries. If a Participant is not living at the time any distribution is made, including any installment payment, the distribution will be made to the Participant's Beneficiary. In the absence of a surviving Beneficiary, the distribution of a Participant's Account shall be paid to the Participant's estate.
Section 4.13    The CEO may determine to delay a payment for reasons described in Section 1.409A-2(b)(7) of Treasury Regulations (such as a delay to assure a deduction for Basin Electric or to avoid violation of federal securities or other applicable laws). The CEO may also permit a Participant to elect to change the time or form of a payment under this Plan in order to satisfy the requirement of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (USERRA).
ARTICLE V
ADMINISTRATION OF THE PLAN
Section 5.1    Basin Electric shall be responsible for the general operation and administration of this Plan and for carrying out the provisions thereof. Basin Electric shall have the authority, duty and power to interpret and construe the provisions of this Plan as it deems appropriate. Basin Electric shall have the duty and responsibility of maintaining records, making the requisite calculations and dispersing the payments hereunder. Basin Electric shall have the authority to establish and revise rules, procedures, and regulations relating to this Plan and to make any other determinations which it believes necessary or advisable for the administration of this Plan. Basin Electric shall be responsible for the expenses incurred in the administration of this Plan. Basin Electric shall be responsible for determining eligibility for benefits and the benefits payable pursuant to this Plan. Basin Electric shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by Basin Electric with respect to this Plan. Basin Electric's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.
Section 5.2    The procedures for filing claims for Plan benefits are described in the appendix attached hereto titled “Claims Procedures for the Basin Electric Power Cooperative Executive Deferred Compensation Plan” and such appendix is hereby incorporated into this Plan by reference.
Section 5.3    Basin Electric will provide to each Participant, or current Beneficiary, quarterly written statements showing the status of the Participant's deferred compensation account.
ARTICLE VI
AMENDMENT OR TERMINATION
Section 6.1    Basin Electric intends this Plan to be permanent but reserves the right to amend or terminate this Plan at any time. Any such amendment or termination shall be made pursuant to a resolution of Basin Electric's Board of Directors and shall be effective as of the date provided in the resolution.

Section 6.2    No amendment or termination of this Plan shall directly or indirectly reduce the balance of any Account as of the effective date of such amendment or termination. Basin Electric shall not credit the Accounts of any Participant with any further amounts after termination of this Plan. In the event of termination of this Plan, the Accounts of Participants shall be payable to Participants as provided in Article IV.
ARTICLE VII
GENERAL PROVISIONS
Section 7.1    Basin Electric shall pay benefits arising under this Plan and all costs, charges and expenses related thereto.
Section 7.2    Except as otherwise provided in Section 4.11(d) with respect to domestic relations orders, the benefits payable hereunder or the right to receive future benefits under this Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
Section 7.3    This Plan shall at all times be considered entirely unfunded both for tax purposes and of purposes of Title I of ERISA. Funds invested hereunder shall continue for all purposes to be part of the general assets of Basin Electric and available to the general creditors of Basin Electric in the event of Basin Electric's bankruptcy (when Basin Electric is involved in a pending proceeding under the Federal Bankruptcy Code) or insolvency (when Basin Electric is unable to pay its debts as they mature). No Participant or any other person shall have any interests in any particular assets of Basin Electric by reason of the right to receive a benefit under this Plan and to the extent the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any general unsecured creditor of Basin Electric. This Plan constitutes a mere promise by Basin Electric to make payments to the Participants in the future.
Section 7.4    Nothing contained in this Plan shall constitute a guaranty by Basin Electric or any other person or entity that any funds or assets of Basin Electric will be sufficient to pay any benefit hereunder.
Section 7.5    No Participant shall have any right to a benefit under this Plan except in accordance with the terms of this Plan. Establishment of this Plan shall not be construed to give any Participant the right to be retained in the service of Basin Electric.
Section 7.6    If any person entitled to a benefit payment under this Plan is declared incompetent and a conservator or other person is legally charged with the care of such person or of his or her estate is appointed, any benefits under this Plan to which the person is entitled shall be paid to such conservator or other person legally charged with the care of the person or his or her estate. Except as provided above, when Basin Electric determines that such person is unable to manage his or her affairs, Basin Electric may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of Basin Electric and this Plan therefore.
Section 7.7    This Plan shall not be automatically terminated by a transfer or sale of assets of Basin Electric or by the merger or consolidation of Basin Electric into or with any other corporation or other entity, but this Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue this Plan. In the event this Plan is not continued by the transferee, purchaser or successor entity, then this Plan shall terminate subject to the provisions of Article VI.
Section 7.8    Each Participant shall keep Basin Electric informed of his or her current address and the current address of his or her Beneficiary. Basin Electric shall not be obligated to search for any person. If the location of a Participant is not made known to Basin Electric within three (3) years after the date on which payment of the Participant's benefits payable under this Plan may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three (3) years after the actual death of a Participant, Basin Electric is unable to locate any designated Beneficiary of the Participant, then Basin Electric shall have no further obligation to pay any benefit hereunder to such Participant or designated Beneficiary and such benefits shall be irrevocably forfeited to Basin Electric.
Section 7.9    Notwithstanding any of the preceding provisions of this Plan, neither Basin Electric nor any individual acting as an employee or agent of Basin Electric shall be liable to any Participant, former Participant, or any other person for any claim, loss, liability or expense incurred in connection with this Plan, unless attributable to fraud or willful misconduct on the part of Basin Electric or any such employee or agent of Basin Electric.
Section 7.10    Each Participant shall receive a copy of this Plan and Basin Electric will make available for inspection by any Participant or designated Beneficiary a copy of the rules and regulations used by Basin Electric in administering this Plan.
Section 7.11    All questions pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of North Dakota.
Section 7.12    Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions of this Plan.

APPENDIX
CLAIMS PROCEDURES FOR THE BASIN ELECTRIC POWER COOPERATIVE
EXECUTIVE DEFERRED COMPENSATION PLAN
The procedures for filing claims for Plan benefits are described below. For purposes of these claims procedures, the “Claims Manager” shall be Basin Electric.
(a)    A Participant or the Participant’s spouse or Beneficiary shall have the right to submit a claim for benefits in writing or by another method permitted by applicable rules or regulations to the Claims Manager. For purposes of the claims procedures in this Appendix, a Participant, a spouse of a Participant, or a Beneficiary who submits a claim for benefits under this Plan shall be referred to as a “claimant.” The claim must specify the basis of it and the amount of the benefit claimed.
(b)    For claims and appeals with respect to disability benefits, this Plan will ensure that all claims and appeals for disability benefits are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) must not be made based upon the likelihood that the individual will support the denial of benefits. For purposes of the claims procedures in this Appendix, a “disability claim” or “claim for disability benefits” means any claim the receipt of which is conditioned upon a finding of disability. It does not matter how the benefit is characterized by this Plan; if the Claims Manager must make a determination of disability (such as whether a Participant has a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which renders the Participant unable to engage in any substantial gainful activity) in order to decide a claim, the claim will be treated as a “disability claim” or “claim for disability benefits” for purposes of the claims procedures in this Appendix.
(c)    For claims other than claims for disability benefits, the Claims Manager shall act to deny or accept said claim within 90 days of the receipt of the claim by notifying the claimant of the Claims Manager’s action, unless special circumstances require the extension of such 90 day period. If such extension is necessary, the Claims Manager shall provide the claimant with notification in writing, or by another method permitted by applicable rules or regulations, of such extension before the expiration of the initial 90 day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90 day period.
(d)    With respect to claims for disability benefits, the Claims Manager shall act to deny or accept said disability claim within a reasonable period of time, but no later than 45 days after the receipt of the disability claim by this Plan, by notifying the claimant of the Claims Manager’s action. This 45 day period may be extended by this Plan for up to 30 days, provided that the Claims Manager determines that such an extension is necessary due to matters beyond the control of this Plan. If such an extension is necessary, the Claims Manager shall provide the claimant with notification in writing, or by another method permitted by applicable rules or regulations, of such extension before the expiration of the initial 45 day period. Such notice shall specify the circumstances requiring the extension and the date by which the Claims Manager expects to render a decision. If, before the end of the first 30 day extension period, the Claims Manager determines that, due to matters beyond the control of this Plan, a decision cannot be rendered within the extended period of time, the period for making a decision may be extended for up to an additional 30 days, provided that the Claims Manager notifies the claimant before the expiration of the initial 30 day extension period of the necessity of such an additional extension. The notice of the additional extension shall specify the circumstances requiring the additional extension and the date on which the Claims Manager expects to render a decision. Any notice of extension provided under this Section (d) of the Appendix shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant shall be afforded at least 45 days within which to provide the specified information.
(e)    In the event the Claims Manager denies a claim, other than a claim for disability benefits, in whole or in part, the Claims Manager’s notification to the claimant of such denial shall be in writing, or by another method permitted by applicable rules or regulations, and shall specify in a manner calculated to be understood by the claimant:
(1)    the reason or reasons for denial;
(2)    the specific Section or Sections of this Plan upon which the denial is based;
(3)    a description of any additional material or information, if any, necessary for the claimant to perfect his or her claim, and an explanation as to why such information or material is necessary;
(4)    a statement that the claimant will be provided, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;
(5)    an explanation of the claim review procedure specified in this Plan; and
(6)    a statement of the claimant’s right to bring a civil action pursuant to Section 502(a) of ERISA following a continued denial of the claimant’s claim after appeal review.
(f)    In the event the Claims Manager denies a claim for disability benefits in whole or in part, the Claims Manager will notify the claimant in writing, or by another method permitted by applicable rules or regulations, of such denial. The notification of the denial shall set forth, in a culturally and linguistically appropriate manner calculated to be understood by the claimant, all of the information required for a notice under Subsection (e) of this Appendix and the following:
(1)    a discussion of the decision, including an explanation of the basis for disagreeing with or not following:
(A)    the views presented by the claimant to the Claims Manager of health care professionals treating the claimant and vocational professionals who evaluated the claimant;
(B)    the views of medical or vocational experts whose advice was obtained on this Plan’s behalf in connection with the denial of the claim, regardless of whether the advice was relied on in denying the claim; or
(C)    a disability determination made by the Social Security Administration regarding the claimant, if presented to this Plan;
(2)    if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either:
(A)    an explanation of the scientific or clinical judgment for the denial, applying this Plan terms to the claimant’s medical circumstances; or
(B)    a statement that this explanation will be provided free of charge upon request;
(3)    either the specific internal rules, guidelines, protocols, standards or other similar criteria of this Plan relied upon in denying the claim or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of this Plan do not exist; and
(4)    a statement that the claimant is entitled to receive reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits free of charge on request. (Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R. §2560.503-1(m)(8).)
(g)    Should a claim, other than a claim for disability benefits, be denied in whole or in part and should the claimant be dissatisfied with the Claims Manager’s disposition of the claim, the claimant may have a full and fair review of the claim by the Claims Manager upon request therefore in writing, or by another method permitted by applicable rules or regulations, submitted by the claimant or the claimant’s duly authorized representative and received by the Claims Manager within 60 days after the claimant receives notification in writing, or by another method permitted by applicable rules or regulations, that the claimant’s claim has been denied. A full and fair review of the denial of the claimant’s claim shall provide the claimant with:
(1)    the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;
(2)    upon request and free of charge, reasonable access to and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. (Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R. §2560.503-1(m)(8).); and
(3)    a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(h)    In connection with such review in Subsection (g) of this Appendix, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues in writing or by another method permitted by applicable rules or regulations. The Claims Manager shall act to deny or accept the claim within 60 days after receipt of the claimant’s request in writing or by another method permitted by applicable rules or regulations for review unless special circumstances require the extension of such 60 day period. If such extension is necessary, the Claims Manager shall provide the claimant with notification in writing or by another method permitted by applicable rules or regulations of such extension before the expiration of such initial 60 day period.
(i)    In all events with respect to review of a claim under Subsection (g) of this Appendix, the Claims Manager shall act to deny or accept the claim within one hundred twenty (120) days of the receipt of the claimant’s request for review in writing or by another method permitted by applicable rules or regulations. The action of the Claims Manager shall be in the form of a notice, in writing or by another method permitted by applicable rules or regulations, to the claimant. In the event of a determination adverse to the claimant, such a notice shall set forth, in a manner calculated to be understood by the claimant:
(1)    the specific reason or reasons for the adverse determination;
(2)    references to the specific Plan provisions on which the benefit determination is based;
(3)    a statement that the claimant will be provided, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. (Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R. §2560.503-1(m)(8).);

(4)    a statement describing any voluntary appeal procedures offered by this Plan and the claimant’s right to obtain information about such procedures; and
(5)    a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
(j)    Should a claim for disability benefits be denied in whole or in part and should the claimant be dissatisfied with the Claims Manager’s disposition of the claim, the claimant, or the claimant’s authorized representative, shall have 180 days from the date the claimant receives the denial of the claim for disability benefits to appeal the denial and have a full and fair review of the claim by the Claims Manager. Before this Plan can issue an adverse benefit determination on review of the initial denial of the claim for disability benefits, the Claims Manager shall provide the claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by this Plan, insurer, or other person making the benefit determination (or at the direction of this Plan, insurer or such other person) in connection with the claim. Such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of the denial of the claim on review must be provided, so as to give the claimant a reasonable opportunity to respond prior to that date. Furthermore, before the Claims Manager can issue an adverse benefit determination on review of a disability benefit claim based on a new or additional rationale, the Claims Manager shall provide the claimant, free of charge, with the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of the denial of the claim on review must be provided, so as to give the claimant a reasonable opportunity to respond prior to that date.
(k)    In addition to all of the requirements of Subsections (g)(1)-(3) of this Appendix, a full and fair review of a denial of a claim for disability benefits must provide that:
(1)    the review does not afford deference to the initial denial and that it is conducted by an individual (or individuals) who is neither the individual who made the denial that is the subject of the appeal, nor the subordinate of such individual;
(2)    in deciding an appeal of any denial that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;
(3)    the medical or vocational experts whose advice was obtained on behalf of this Plan in connection with the denial of the claimant’s claim for disability benefits be identified, without regard to whether the advice was relied upon in making the benefit determination; and
(4)    the health care professional engaged for purposes of a consultation under this Subsection (k) of this Appendix shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.
(l)    The Claims Manager shall notify a claimant of its determination on review of the claim for disability benefits within 45 days after the receipt of the claimant’s request for review, unless the Claims Manager determines that special circumstances (such as the need to hold a hearing, if this Plan’s procedures provide for a hearing) require an extension of time for processing the claim. If the Claims Manager determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 45 day period. In no event shall such extension exceed a period of 45 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Manager expects to render the determination on review.
(m)    In the event the Claims Manager denies a claim for disability benefits in whole or in part on review, the Claims Manager will notify the claimant in writing, or by another method permitted by applicable rules or regulations, of such denial. The notification of the denial shall set forth, in a culturally and linguistically appropriate manner calculated to be understood by the claimant, all of the information required for a notice under Subsections (i)(1)-(4) of this Appendix, and the following:
(1)    a statement of the claimant’s right to bring an action under Section 502(a) of ERISA and a description of any applicable contractual limitations period that applies to the claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim.
(2)    a discussion of the decision, including an explanation of the basis for disagreeing with or not the following:
(A)    the views presented by the claimant to this Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant.
(B)    the views of medical or vocational experts whose advice was obtained on behalf of this Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.
(C)    a disability determination regarding the claimant presented by the claimant to this Plan made by the Social Security Administration.
(3)    if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(4)    either the specific internal rules, guidelines, protocols, standards or other similar criteria of this Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of this Plan do not exist.
(n)    In no event may a claimant commence legal action for benefits the claimant believes are due to the claimant until the claimant has exhausted all of the remedies and procedures afforded to the claimant by this Appendix.
(o)    In the case of a claim for disability benefits, if this Plan fails to strictly adhere to all the requirements of this Appendix with respect to a claim, the claimant is deemed to have exhausted the administrative remedies available under this Plan, except as provided in this Subsection (o) of this Appendix. Accordingly, the claimant is entitled to pursue any available remedies under Section 502(a) of ERISA on the basis that this Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. If a claimant chooses to pursue remedies under Section 502(a) of ERISA under such circumstances, the claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary. Notwithstanding the foregoing, the administrative remedies available under a Plan with respect to claims for disability benefits will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the claimant so long as this Plan demonstrates that the violation was for good cause or due to matters beyond the control of this Plan and that the violation occurred in the context of an ongoing, good faith exchange of information between this Plan and the claimant. This exception is not available if the violation is part of a pattern or practice of violations by this Plan. The claimant may request a written explanation of the violation from this Plan, and this Plan must provide such explanation within 10 days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies available under this Plan to be deemed exhausted. If a court rejects the claimant’s request for immediate review on the basis that this Plan met the standards for the exception under this Subsection (o) of this Appendix, the claim shall be considered as re-filed on appeal upon this Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, this Plan shall provide the claimant with notice of the resubmission.